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                                                            Exhibit 24(2)(k)(ii)

         SUB-ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

      THIS AGREEMENT is made as of December 1, 2003 by and between RODNEY SQUARE MANAGEMENT CORPORATION, a Delaware corporation ("RSMC"), WILMINGTON LOW VOLATILITY FUND OF FUNDS, a Delaware statutory trust (the "Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H :

      WHEREAS, the Fund is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, RSMC, the administrator of the Fund, wishes to retain PFPC to provide certain sub-administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    DEFINITIONS. AS USED IN THIS AGREEMENT:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c)   "Adviser" means Rodney Square Management Corporation.

      (d) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority
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            may be limited by setting forth such limitation in a written document sent to both parties hereto.

      (e)   "CEA" means the Commodities Exchange Act, as amended.

      (f)   "Holder" means a record owner of Interests of the Fund.

      (g)   "Interests" means the beneficial interest of the Fund.

      (h) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

      (i)   "SEC" means the Securities and Exchange Commission.

      (j) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

      (k) "Written Instructions" means written instructions signed by an Authorized Person and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. RSMC hereby appoints PFPC to provide sub-administration, accounting and investor services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

      (a) certified or authenticated copies of the resolutions of the Fund's Board of Trustees approving the appointment of PFPC or its affiliates to provide services and approving this Agreement;

      (b)   a copy of the Fund's most recent effective registration statement;

      (c)   a copy of the Fund's advisory agreement;

      (d)   a copy of any distribution agreement with respect to the Fund;

      (e) a copy of any additional administration agreement with respect to the Fund;


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
      (f) a copy of any investor servicing or similar agreement made with respect to the Fund; and

      (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by RSMC or the Fund.

5.    INSTRUCTIONS.

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund's organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's Holders, unless and until PFPC receives Written Instructions to the contrary.

      (c) The Fund and RSMC agree to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions either from the Fund or

            RSMC as promptly as practicable and in any event by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to RSMC or the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.    RIGHT TO RECEIVE ADVICE.

      (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from RSMC or the Fund.

      (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at PFPC's own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

      (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from RSMC or the Fund, and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.


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      (d)   Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from RSMC, the Fund or counsel and which PFPC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions, unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

7.    RECORDS; VISITS.

      (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, RSMC, Authorized Persons and any regulatory agency having authority over the Fund shall have access to such books and records at all times during PFPC's normal business hours for reasonable audit and inspection. Upon the reasonable request of RSMC or the Fund, copies of any such books and records shall be provided by PFPC to RSMC, the Fund or to an Authorized Person, at RSMC or the Fund's request and expense.

            Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

      (b)   PFPC shall create, maintain and preserve the following records:

            (i) all books and records with respect to the Fund's books of account; and

            (ii)  records of the Fund's securities transactions.

            (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

8. CONFIDENTIALITY. PFPC agrees to keep confidential all records of RSMC or the Fund and information relating to any of RSMC, the Fund or its Holders, unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund and RSMC agree that such consent shall not be unreasonably withheld and may not be withheld when PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

            Notwithstanding any provision herein to the contrary, each party agrees that any Nonpublic Personal Information as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach Bliley Act (the "Act"), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

9. PROPERTY OF THE FUND. Information or material including client data owned by the Fund shall remain the property of the Fund. In the event of termination of this Agreement, information belonging to the Fund, including client data owned by the Fund shall be returned by PFPC, at the reasonable expense of the Fund,

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      as directed by the Fund. This information shall be in a form that can reasonably be accessed by the Fund; however, nothing herein shall require PFPC to disclose any of its intellectual property to the Fund or to any other service provider or third party.

10. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

11. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

12. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to RSMC or the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

13. COMPENSATION. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

14.   INDEMNIFICATION.

      (a) The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws and amendments thereto), and expenses, including (without limitation) attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of RSMC or the Fund or (ii) upon Oral Instructions or Written Instructions, or (iii) pursuant to its duties under this Agreement. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

      (b) PFPC agrees to indemnify and hold harmless RSMC and the Fund from all taxes, charges, expenses, assessments, claims and liabilities arising from PFPC's obligations pursuant to this Agreement (including without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of PFPC's or its nominees' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

      (c) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

      (d) The provisions of this Section 14 shall survive termination of this Agreement.

15.   RESPONSIBILITY OF PFPC.

      (a) PFPC shall be under no duty to take any action on behalf of RSMC or the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

      (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity, or authority or lack thereof, of any Oral Instruction or Written Instruction, notice, or instrument which conforms to the applicable requirements of this Agreement and which PFPC reasonably believes to be genuine; or (B) subject to Section 12, delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority; national emergencies; labor difficulties; fire; flood; catastrophe; acts of God; insurrection; war; terrorism; riots or failure of the mails transportation, communication or power supply.

      (c) Notwithstanding anything in this Agreement to the contrary, RSMC and the Fund hereby acknowledge and agree that (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC's interpretation of tax positions or its interpretation of relevant circumstances (as reasonably determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard.

      (d) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding Section 15(c), the Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is substantially due to PFPC's negligence or willful misconduct; provided, however, that PFPC shall not be found to have been negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to PFPC (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which PFPC (or any similar service provider) is (or would be) responsible; provided, however, as industry standards evolve and become established, there will be a duty upon PFPC to comply with those evolving standards.

      (e) Notwithstanding anything else in this Agreement to the contrary and except to the limited extent set forth in paragraph 15(f) below,
            (i)none of PFPC, RSMC or the Fund shall be liable for any consequential, special or indirect losses or damages

            ("Special Damages"), which any party may incur as a consequence of it's performance hereunder.

      (f) PFPC shall be liable for Special Damages incurred by RSMC or the Fund only to the extent that Special Damages arise out of PFPC's or its affiliates willful misfeasance, bad faith or gross negligence in performing, or reckless disregard of, their duties under this Agreement, provided, however, the liability of PFPC with respect to all such Special Damages arising during the term of this Agreement and thereafter shall be limited to the greater of One Hundred Thousand Dollars ($100,000) per transaction or series of directly related transactions; related transactions may be related as to parties, timing or subject matter or the total of all fees paid by the Fund by PFPC during the Initial Term and any Renewal Term.

      (g) The provisions of this Section 15 shall survive termination of this Agreement.

16.   DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

      PFPC will perform the following accounting services with respect to the
      Fund:

            (i) Journalize investment, capital and income and expense activities;

            (ii) Verify investment buy/sell trade tickets when received from the investment adviser for the Fund (the "Adviser") and, with respect to trades in U.S. domestic securities, transmit such trades to the Fund's custodian(s) for proper settlement;

            (iii) Maintain individual ledgers for investment securities;


            (iv) Maintain historical transaction activity for each underlying investment fund;



            (v) Record and reconcile underlying investment fund capital changes with the Fund's Adviser;


            (vi) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes.


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
            (vii) Update the cash availability throughout the month;

           (viii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's prospectus;

            (ix) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

            (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

            (x) Control all disbursements and authorize such disbursements from the Fund's account with its custodian(s) upon Written Instructions;

            (xii) Calculate capital gains and losses;

           (xiii) Determine net income;

            (xiv) Determine applicable foreign exchange gains and losses;


            (xv) Obtain monthly valuations from the underlying investment funds and calculate the market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC and reasonably acceptable to PFPC;


            (xvi) Transmit or mail a copy of the monthly portfolio valuation to the Adviser;

           (xvii) Arrange for the computation of the net asset value monthly in accordance with the provisions of the Fund's prospectus; and

          (xviii) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

17. DESCRIPTION OF SUB-ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following sub-administration services if required with respect to the Fund:

            (i)   Prepare monthly security transaction listings;

            (ii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;


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
            (iii) Prepare for execution and file the Fund's Federal Form 1065 and state tax returns;

            (iv) Coordinate contractual relationships and communications between the Fund and its contractual service providers;

            (v) Assist with the preparation of the Fund's annual and semi-annual reports with the SEC on Form N-SAR and Form N-CSR and file the same via EDGAR;

            (vi) Coordinate printing of the Fund's annual and semi-annual reports;

            (vii) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC. and

           (viii) Upon reasonable request of RSMC or the Fund, PFPC will attend Board meetings to answer questions relating to it's services.

18. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

            (i) Maintain the register of the Fund's Holders and enter on such register all issues, transfers and repurchases of Interests in the Fund;

            (ii) Arrange for the calculation of the issue and repurchase prices of Interests in the Fund in accordance with the Fund's Declaration of Trust and Registration Statement;

            (iii) Allocate income, expenses, gains and losses to individual
                  Holders' capital accounts in accordance with the Fund's Declaration of Trust and Registration Statement;

            (iv) Calculate the Incentive Allocation in accordance with the Fund's Declaration of Trust and Registration Statement and reallocate corresponding amounts from the applicable Holders' accounts to the Adviser's account;

            (v) Cooperate reasonably with the Fund and RSMC and its affiliates on the conduct of all anti-money laundering programs applicable to the Fund; however to the extent that PFPC is required to perform additional services, PFPC, RSMC and the Fund shall agree on the cost to provide those services; and


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            (vi)  Prepare and mail annually to each Holder in the Fund a Form
                  K-1 in accordance with applicable tax regulations.

19. DURATION AND TERMINATION. (i) This Agreement shall be effective on the date first written above and shall terminate, unless extended, on December 31, 2006 at 11:59 pm (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each provided that it may be terminated by any party without penalty during a Renewal Term upon written notice given at least sixty (60) days prior to termination. During either the Initial Term or the Renewal Terms, this Agreement may also be terminated on an earlier date by any party for cause.

            (ii) With respect to RSMC or the Fund, cause shall mean PFPC's material breach of this Agreement causing it to fail substantially to perform any duties under this Agreement. In order for such material breach to constitute cause under this Paragraph, PFPC must receive written notice from RSMC or the Fund specifying the material breach and PFPC shall not have corrected such breach within thirty (30) days following receipt of such notice .

            (iii) With respect to PFPC, cause includes, but is not limited to, the failure of RSMC or the Fund to pay the compensation set forth in writing pursuant to Paragraph 12 of this Agreement after it has received written notice from PFPC specifying the amount due and RSMC or the Fund shall not have paid that amount within a thirty (30) day period. A constructive termination of this Agreement will result where a substantial percentage of the Fund's assets are transferred, merged or are otherwise removed from the Fund to another fund(s) that is not serviced by PFPC.

            (iv) Any notice of termination for cause shall be effective sixty
      (60) days from the date of any such notice. Upon the termination hereof, RSMC or the Fund shall pay to PFPC such compensation as may be due for the period prior to the date of such termination. Any termination effected shall not affect the rights and obligations of the parties under Paragraphs 14 and 15 hereof.

20. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: John F. Fulgoney, General Counsel; (b) if to RSMC or the Fund, at 1100 North Market Street, Wilmington, Delaware 19809, Attention: John R. Giles or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three (3) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

21. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any wholly owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that (i) PFPC gives RSMC or the Fund thirty (30) days prior written notice; and (ii) the delegate (or assignee) agrees with PFPC, RSMC and the Fund to comply with all relevant provisions of the Securities Laws; and (iii) PFPC and such delegate (or assignee) promptly provide such information as RSMC or the Fund may request, and respond to such questions as RSMC or the Fund may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee). Any such assignment shall not relieve PFPC of any obligation to perform hereunder unless the Fund shall have consented in writing to such novation.

23. COUNTERPARTS. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25.   MISCELLANEOUS.

      (a) Entire Agreement. This Agreement and the Escrow Agreement, Sub-Administration, Accounting and Investor Services Fee Letter Agreement and Sub-Administration, Accounting and Investor Services Fee Waiver Letter Agreement, collectively embody the entire agreement and understanding between the parties and supersedes all prior agreements and understandings (other than the agreements noted above) relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of PFPC do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of RSMC, the Fund or any other person.


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
      (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

      (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                             PFPC INC.


                                             By:    /s/ Neal J. Andrews
                                                    ---------------------------
                                             Title: SVP
                                                    ---------------------------




                                             WILMINGTON LOW VOLATILITY
                                             FUND OF FUNDS

                                             By:    /s/ John R. Giles
                                                    ---------------------------
                                             Title: Vice President & CFO
                                                    ---------------------------


                                             RODNEY SQUARE MANAGEMENT
                                             CORPORATION

                                             By:    /s/ Robert J. Christian
                                                   ----------------------------
                                             Title: President
                                                   ----------------------------


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